Exhibit 10.87

SUB-LEASE AGREEMENT

This Sub-lease Agreement (“Agreement”) is made and entered into effective as of December 31, 2021 (the “Effective Date”), by and between Aracaris Ltd. (“Aracaris”), a United Kingdom (U.K.) company and Northwest Biotherapeutics, Inc. (“NWBio”), a U.S. Delaware company (Aracaris and NWBio, collectively, the “Sub-Lessor”), and Advent BioServices, Ltd. (the “Sub-Lessee”), a U.K. company.

RECITALS

WHEREAS, the Sub-Lessor and Huawei entered into that certain lease, dated December 14, 2018 (the “Lease”), for the lease of an existing building and related land located in Sawston, UK (collectively, the “Sawston Facility”), on the former Spicers property;

WHEREAS, the Lease was subsequently assigned from Aracaris Capital Ltd. to Huawei, and is currently held by Huawei as the lessor;

WHEREAS, under the Lease, the Sub-Lessor is permitted to sub-lease all or any portion of the Sawston Facility to a third party;

WHEREAS, the Sub-Lessor desire to sub-lease to the Sub-Lessee, and the Sub-Lessee desires to lease from the Sub-Lessor, a portion of the Sawston Facility on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties, intending to be bound, hereby agree as follows:

1. GENERAL

The Recitals and the Exhibits are incorporated herein by reference.

2. GRANT OF SUB-LEASE

2.1 The Sub-Lessor hereby grants to the Sub-Lessee, on the terms and conditions set forth herein, a lease of such portions of the Sawston Facility as are specified in Section 2.2 hereof, for the price per square foot set forth in Section 2.3 hereof, for the term set forth in Section 2.4 hereof, and on such other terms as set forth in Section 2.5 hereof.

2.2 Sub-Leased Area. The portions of the Sawston Facility which the Sub-Lessor hereby sub-leases to the Sub-Lessee comprise the areas set forth in Exhibit A hereto (the “Sub-Leased Area”). Such Sub-Leased Area includes interior space within the Sawston Facility, exterior support space, and parking. The parties acknowledge and agree that the Sub-Leased Area may be amended from time to time, by mutual agreement of the parties, to enable expansion of the Sub-Leased Area while taking account of the Sub-Lessors’ operations requirements.

2.3 Rental Price Per Square Foot. The rental price per square foot for the Sub-Leased Area (the “Rent”) will be as set forth in Exhibit B hereto, and will be paid monthly on the last day of each month or partial month of the Term. The Rent will escalate, abate or be adjusted on the same terms, at the same times, as the rent to be paid by the Sub-Lessor to Huawei under the Lease.

2.4 Term. The term of this Sub-Lease (the “Term”) shall begin on the Effective Date of this Agreement, and shall end on the same date as the Lease term ends. The Term shall not include the renewal term of the Lease, if any, unless the parties hereto negotiate and mutually agree on such renewal term.

2.5 Other Terms. All other terms of the Lease besides the Sub-Leased Area, the Rent and the Term shall be incorporated into and apply under the Sub-Lease (including, without limitation, access and notice provisions) on the same basis as in the Lease.

3. REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants that:

3.1 Such party is a corporation or entity duly organized, validly existing and in good standing under the laws of the jurisdiction where such party is domiciled, and has all necessary power and authority to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. Such party is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

3.2 All necessary corporate or other proceedings, votes, resolutions, consents, waivers and approvals relating to the sale and purchase of shares have been completed by the applicable party. Upon execution, this Agreement will constitute a valid and legally binding obligation of the party, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4. MISCELLANEOUS

4.1 Entire Agreement. This Agreement (including the Exhibits hereto), constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, promises or undertakings with respect to the subject matter hereof.

4.2 Amendments. This Agreement may not be amended except by a written instrument signed by both parties hereto.

4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will be binding upon, and inure to the benefit of the respective successors, assigns, heirs, executors and administrators of the parties hereto.

4.4 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to be effective upon delivery when delivered (a) personally; (b) by email with confirmed delivery, provided that a copy is mailed no later than the next business day through a nationally recognized overnight delivery service; or (c) by overnight delivery through a nationally recognized overnight delivery service, in each case properly addressed to the receiving party at such address as the receiving party has furnished to the sending party in writing or as the sending party may find.

4.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, the balance of the Agreement shall be enforceable in accordance with its terms, and the parties shall negotiate in good faith to amend or add to the provisions of this Agreement to effectuate as nearly as reasonably practicable, and as nearly as permitted under applicable law, the original intent of the parties with respect to the provision excluded.

4.6 Interpretations. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require. All references to “$” or dollars herein will be construed to refer to United States dollars. The titles of the Sections and subsections of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement. All references to “including” shall be deemed to mean “including, without limitation.”

4.7 This Agreement may be executed in counterparts, each of which when so executed and delivered will constitute a complete and original instrument, but all of which together will constitute one and the same agreement, and it will not be necessary when making proof of this Agreement or any counterpart thereof to account for any counterpart other than the counterpart of the party against whom enforcement is sought.

[signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Sub-Lease Agreement effective as of the Effective Date set forth above.

NORTHWEST	ADVENT BIOSERVICES, INC.
BIOTHERAPEUTICS, INC.

By:	By:

Name:	Name:

ARACARIS LTD.

By:

Name:

EXHIBIT A

SUB-LEASED AREA

The Sub-Lease Area includes the following portions of the interior of the Sawston Facility, and also the corresponding exterior support spaces and parking as set forth below.

Finished and equipped interior space:

Hotel Suite 1 (including C lab extension)	2,238 ft2
Hotel suite 2	2,012 ft2
Labs (PD and QC)	830 ft2
Corridors	1,420 ft2
Computer room	75 ft2

Sub-Total	6,575 ft2

Unfinished and/or un-equipped interior space:

Hotel Suite 3	2,012 ft2
Hotel Suite 4	2,012 ft2
Nitrogen cryostorage area	2,560 ft2
Plant room + electrical cupboard	1,300 ft2

Sub-Total:	7,884 ft2

Total Interior Space:	14,459 ft2

Exterior Support Space:	Such exterior space within the area covered by the
Lease as is necessary for LN2 generators and for
plant to support the interior Sub-Lease Area

Parking:	Pro-rata portion of the parking areas under the Lease
corresponding to the percentage of the interior space
in the Sawston Facility covered by this Sub-Lease

EXHIBIT B

SUB-LEASE RENT

The Rent for the initial Sub-Lease Area comprising approximately 14,459 square feet, as set forth in Exhibit A hereto, will be equal to 2 times the rent per square foot being paid by the Sub-Lessor to Huawei under the Lease, subject to the limitation that such Rent shall not exceed ten dollars ($10) per square foot per year.

The Rent for any additional portions of the Sawston Facility which may be sub-leased to Sub-Lessee hereafter will be determined by the parties at the time of such additional sub-lease. The parties anticipate that such Rent may be in the range of 1.5 to 2 times the rent per square foot being paid by the Sub-Lessor under the Huawei Lease.